Exhibit 4.2.4

ADDITIONAL AGREEMENT No. 5 TO CONTRACT #P81044 DATED MARCH 1, 2008

Moscow	17th of December 2008

CJSC “Tetra Pak”, Moscow, hereinafter referred to as the “Seller”, represented by the Commercial Operations Director Winfried Muehling, acting on the basis of Power of attorney 10-12/125 dated 01/01/2008, on the one part, and

ОАО “Wimm-Bill-Dann”, Moscow, Russia, hereinafter referred to as the “Buyer”, represented by Purchasing Director Skorobogatov A.V., acting on the basis of Power of Attorney #331dated 17.01.2008, on the other part, have concluded the present contract on the following:

have concluded this Additional Agreement (the “Agreement”) to the Contract No.P81044 dated March 1st, as follows:

1. Article 15.1 of the Contract No.P81044 dated 1st March, 2008 (hereinafter — the “Contract”) shall be altered and stated in the following way:

“The Contract is valid till December 31, 2009. Termination of the Contract should not release the parties from the performance of its obligations acting on the date of the contract termination”

2. Consider Annex 1.3 (Specification) invalid from 01.01.2009.

3. To sign Annex 1.4 (Specification) that comes into force on 01.01.2009 and valid till 30.04.2009 and consider them to be integral part to the contract No. P81044.

4. To prolong validity of article 1.3 of Annex No. 2 till 31.12.2009.

5. All the terms and conditions of the Contract, beyond this Agreement will remain unchanged.

6. The Agreement comes in to effect upon signing.

7. After signing of the Agreement all preliminary agreements, discussions and correspondence between the parties concerning this contract are to be considered invalid from the date of signing.

8. This Agreement is drawn up in two copies, both being equally valid and constitutes an integral part of the Contract.

THE SELLER	THE BUYER